                                                                   EXHIBIT 10.39




                               September 5, 1997


BY FAX AND FEDERAL EXPRESS

Solo Serve Corporation
1610 Cornerway Boulevard
San Antonio, Texas  78219
Attn:  Mr. Ross Bacon

                               COMMITMENT LETTER

Dear Ross:

         We are pleased to advise you that Sanwa Business Credit Corporation or one it its affiliates or subsidiaries ("SBCC"), hereby commits to make available to Solo Serve Corporation ("Borrower") a loan facility (the "Loan Facility") in an amount equal to and upon the terms and conditions as set forth below:

A.       Credit Details of the Loan Facility.

         1. Purpose. To provide funds for the refinancing of existing debt and to provide ongoing working capital to Borrower.

         2. Description of Facility. The Loan Facility will be comprised of a revolving loan (the "Revolving Loan") not to exceed Twelve Million and No/100 Dollars ($12,000,000).

         3. Line of Credit Sublimits. The Revolving Loan will be subject to a letter of credit sublimit in the amount of Two Million and No/100 Dollars ($2,000,000) at all times.

         4. Interest Rate for Revolving Loan. Interest on the Revolving Loan shall equal the Prime Rate (defined herein) plus one-hundred (100) basis points, which rate shall float and shall be payable monthly in arrears.

         5. Interest Rate Generally. The interest rate will be calculated on the basis of the actual number of days elapsed in a three hundred sixty
(360) day year. Borrower will receive credit for the proceeds of receivables (for interest
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calculations) one (1) business day following receipt by SBCC of immediately available funds.

         6. Default Rate. Upon the occurrence of an Event of Default (as defined in the Loan Documents) or at Maturity (defined herein), all borrowings shall bear interest at the Default Rate (defined herein). For purposes hereof, the term "Default Rate" shall mean the then-applicable interest rate plus two hundred (200) basis points.

         7. Letter of Credit Fee. As additional consideration for issuing or causing to be issued letters of credit for Borrower's account, or for issuing its letter of credit guarantees, Borrower shall pay to SBCC fees equal to two percent (2%) per annum of the undrawn amount of issued letters of credit or letter of credit guarantees.

         8. Maturity Date. The maturity date (the "Maturity") for the Revolving Loan is the three-year anniversary of the Closing Date.

         9. Payment Schedule. Except for permitted prepayments (described herein), the Borrower shall make monthly installments of interest on the outstanding principal balance of the Revolving Loan, with all payments being due at the Maturity.

         10. Prepayment. The Loan Documents (defined herein) will provide that the Loan Facility may be prepaid in whole upon 30 days prior written notice to SBCC by the payment of the amount of principal to be prepaid, together with all accrued interest and accompanied by a prepayment fee based on the following schedule:
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
                                                   Applicable Percentage
         Period of Prepayment                      of Amount Prepaid
         --------------------                      -----------------
         On or prior to the first anniversary      3.0%

         After the first anniversary but prior     1.0%
         to the third anniversary, and during
         any subsequent renewal period


         11. Advance Rate. SBCC shall advance funds under the Revolving Loan up to an amount equal to (i) seventy percent (70%) of eligible inventory during the period commencing on each May 1, and ending on each December 10, during the term of the Loan and (ii) sixty-five percent (65%) of eligible inventory at all other times. Eligible inventory shall not include slow moving packaway inventory (including seasonal inventory stored at the distribution center) and other slow-moving inventory. In addition to advances made based upon a percentage of the eligible inventory, upon receipt of a letter of credit in form and substance acceptable to SBCC, naming SBCC as the beneficiary thereof in an amount up to $750,000 issued by General Atlantic Corporation, SBCC shall make advances of the Revolving Loan in an amount up to the face amount of such letter of credit during the term of such letter of credit.

         12      Closing Fee. Borrower shall pay to SBCC a closing fee equal to
$192,000 payable to closing (the "Closing Fee").

         13. Commitment Fee. Concurrently with acceptance of the Commitment Letter, Borrower shall pay to SBCC a commitment fee equal to $25,000, which fee shall be deemed to be fully earned and non-refundable. Such commitment fee shall be credited against the Closing Fee, payable at closing.

         14. Cancellation Fee. In the event the transaction contemplated herein does not close for any reason, other than a default by SBCC and in the event Borrower obtains financing under terms and conditions pursuant to which SBCC is willing to make financial accommodations to Borrower, then upon funding of
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such alternative financing, Borrower shall pay to SBCC a cancellation fee equal to $150,000.

         15. Service Fee. Borrower shall pay to SBCC a service fee equal to $2,000 per month, payable monthly in advance.

         16. Unused Line Fee. Borrower shall pay to SBCC an unused line fee, monthly, in arrears, equal to one-half of one percent (.50%) (on a per annum basis) of the average daily unused principal balance of the Revolving Loan less than $10,000,000.

         17. Security. The Loan Facility shall be secured by a first perfected security interest in and lien upon all of Borrower's accounts receivable, inventory and personal property of every type and description; provided that the security interest granted to SBCC in certain store and trade fixtures shall be subordinate to a prior existing lien in favor of MetLife.

         18. Participation/Assignment Rights. SBCC shall have the right to participate or assign all or any portion of the Loan Facility without Borrower's consent.

         19. Subordinated Indebtedness. After the date hereof, but prior to the Closing, Charles M. Siegel shall lend to Borrower not less than Five Hundred Thousand and No/100 Dollars ($500,000), which loan shall be unsecured, shall bear interest at the rate of 1% plus the prime rate, and shall be expressly subordinate to the Revolving Loan, pursuant to the terms of a subordination agreement in form and substance acceptable to Lender. Such subordination agreement shall provide that the Borrower shall have the right to pay interest only on such indebtedness, provided no default has under the Loan Documents occurred and is continuing.

         20. Insurance. Borrower shall provide SBCC with evidence of policies of physical damage insurance naming SBCC as a lender-loss payee, as its interests may appear, and containing a breach or violation of warrants, declaration or conditions endorsement in favor of SBCC, and appropriate liability insurance naming SBCC as an additional insured, all in amounts, with insurance
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companies, and form satisfactory to SBCC, in SBCC's sole and absolute discretion. The policies shall provide further for thirty-days prior written notice to SBCC for any cancellation or material change in coverage.

         21. Financial Statements. Borrower shall be required to furnish to SBCC: (i) as soon as available, but no later than thirty (30) days after the end of each fiscal month during the term of the Loan Facility, unaudited financial statements concerning its business, prepared in accordance with Generally Accepted Accounting Principles (as defined herein), including profit and loss statements and other accounting data as may be requested by SBCC, certified by its chief financial officer; (ii) as soon as available, but no later than sixty (60) days after the end of each fiscal quarter of each of its fiscal years, quarterly unaudited financial statements concerning its business, prepared in accordance with Generally Accepted Accounting Principles, including profit and loss statements and other accounting data as may be requested by SBCC, certified by its chief financial officer; (iii) as soon as available but no later than one hundred twenty (120) days after the end of each of its fiscal years, audited financial statements for the fiscal year prepared by an independent certified public accountant, including profit and loss statements, balance sheets and other affiliated accounting data, together with a report of said accountant to the effect that the financial statements fairly present the financial position of Borrower and the results of its operations and the changes in its financial position for the year then ended, in conformity with Generally Accepted Accounting Principles applied on a consistent basis; (iv) as soon as available, but no later than ten (10) days after the end of each fiscal month during the term of the Loan Facility, a borrowing base certificate certified by the Chief Financial Officer of Borrower, in form and detail reasonably acceptable to SBCC; (v) as soon as available, but no later than thirty (30) days prior to the end of Borrower's fiscal year, projections of profit, loss, capital expenditures and such other matters as SBCC shall reasonably request, in form and detail reasonably acceptable to SBCC; and (v) such other financial statements and accounting data as may be requested by SBCC from time to time concerning Borrower.
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         22.     Financial Covenants.  The Loan Documents shall contain
financial covenants as follows:

         (i) Borrower shall maintain an Interest Coverage Ratio (defined below), measured quarterly on a rolling four-quarter basis (except as noted) in the following amounts at the following times.

         For the 3 fiscal-month period             2.40 to 1.0
         ending on or about 01/31/98:
         For the 6 fiscal-month period             1.15 to 1.0
         ending on or about 04/30/98:
         For the 9 fiscal-month period             1.25 to 1.0
         ending on or about 07/31/98:
         For the rolling 4 fiscal-quarter          1.35 to 1.0
         period ending on or about
         10/31/98:
         For the rolling 4 fiscal-quarter          1.70 to 1.0
         periods ending on or about
         01/31/99 through 07/31/99:
         For the rolling 4 fiscal-quarter          2.00 to 1.0
         period ending on or about
         10/31/99 and thereafter:

         (ii) Borrower shall maintain minimum Net Worth, in the following amounts at the following times:

         01/31/98:                         $1,200,000
         04/30/98:                         $  500,000
         07/31/98:                         $  650,000
         10/31/98:                         $  800,000
         01/31/99:                         $2,000,000
         04/30/99:                         $1,500,000
         07/31/99:                         $1,800,000
         10/31/99:                         $2,200,000
         01/31/00:                         $3,600,000
         04/30/00:                         $3,300,000
         07/31/00:                         $3,900,000
         10/31/00:                         $4,800,000
         01/31/01:                         $6,800,000

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         (iii)   Borrower shall not make Capital Expenditures (defined below)
         in excess of (w) $1,000,000 during fiscal year 1997, (x) $2,500,000 during fiscal year 1998, (y) $1,750,000 during fiscal year 1999, or
         (z) $1,000,000 during fiscal year 2000, measured quarterly.

         24. Non-Financial Covenants. The Loan Documents shall contain non-financial covenants which shall include those which are reasonable and customary in SBCC's loan documents, and shall include, but shall not be limited to, those negative covenants which restrict dividends and distributions, liens, additional indebtedness, mergers and sales of assets by Borrower.

         25. Events of Default. The Loan Documents shall contain a provision defining and describing Events of Default (an "Event of Default") which shall be consistent with SBCC's usual and customary practices in financings of this kind.

         26. Subsequent Audits. SBCC reserves the right to perform or have its agents perform field audits of Borrower. It is the intent of SBCC to obtain appraisals of inventory no less often than quarterly and to perform field audits no less than quarterly. Such subsequent appraisals shall be performed at the sole cost and expense of Borrower.

         27. Accounting Terms. Unless otherwise specified, all accounting terms used herein will have the meaning ascribed to them in accordance with Generally Accepted Accounting Principles.

         28. Syndication Limitations. SBCC shall not syndicate any portion of the Loan Facility prior to the Closing Date and funding of the transaction.

         29. Defined Terms. Any capitalized term used and not defined herein shall have the meaning ascribed to that term on Exhibit A attached hereto. The Loan Documents may also contain the defined terms set forth on Exhibit A attached hereto and made a part hereof.

         30. Lock Box/Blocked Account Agreements. As a condition precedent to the funding of the Loan Facility, Borrower shall enter into lock box and
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blocked account agreements with SBCC which are acceptable to SBCC, in SBCC's sole and absolute discretion.

B. Conditions to SBCC's Obligations. The obligations of SBCC hereunder are further subject to the following additional conditions being satisfied, in SBCC's sole discretion, on the Closing Date:

         1. Execution and Approval of Documents. This Commitment letter contains a general summary of certain terms of the transaction contemplated hereby and is subject to agreement upon the terms of definitive instruments and documents, as described herein, which will include other terms and conditions, including but not limited to the terms and conditions that are contained in SBCC's standard forms of such instruments and documents (collectively, the "Loan Documents"). Borrower shall have executed or shall have caused to be executed and delivered to SBCC promissory notes, security agreements, financing statements, certificates of title, assignments, evidence of insurance, and all other agreements, instruments, documents, opinions, certificates and assurances which are either contemplated hereby or reasonably requested by SBCC, all of which shall be in form, scope, and substance satisfactory to SBCC and its counsel in their sole discretion. Without limiting the generality of the foregoing, it is agreed that the Loan Documents will provide that (i) Borrower waives its right to a trial by jury, (ii) SBCC shall not be required to make advances if an event of default has occurred and is continuing, and (iii) Borrower agrees to submit to the jurisdiction of courts located in Chicago, Illinois.

         2. No Material Change or Default. There shall not have occurred prior to the Closing Date any material adverse change in the business or financial condition of Borrower from that existing on the date hereof and disclosed in Borrower's financial statements dated as of August 2, 1997, copies of which have been delivered to SBCC. In addition, there shall not have occurred and be continuing on the Closing Date any event which would constitute an event of default by Borrower under the Loan Documents or any event which with the giving of notice, passage of time, or both, would constitute such a default by Borrower under the Loan Documents.
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C.       Miscellaneous.

         1. Reliance by SBCC. This Commitment Letter has been issued in reliance upon the accuracy of the information furnished to SBCC by or on behalf of Borrower and notwithstanding any investigation by SBCC all such information is deemed to be material.

         2. Compliance with Law. If any law or regulation affecting SBCC's entering into the transaction contemplated hereby shall impose upon SBCC any material obligation, fee, liability, loss, cost, expense or damage which is not contemplated by this Commitment Letter, the commitment evidenced hereby may be terminated by SBCC without liability of any kind or nature.

         3. Assignment. This Commitment Letter is not assignable by Borrower by operation of law or otherwise.

         4. Expenses. All out-of-pocket expenses incurred by SBCC in connection with the Loan Facility, including, without limitation, fees and disbursements of special counsel for SBCC to document the Loan Facility, shall be paid by Borrower on demand by SBCC whether or not the Loan Facility shall be funded.

         5. APPLICABLE LAW. This Commitment Letter and the documents executed pursuant hereto or contemplated hereby shall be governed in all respects by the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.

         6. WAIVER OF JURY TRIAL. Borrower hereby waives any right to a trial by jury in any action to enforce or defend any matter arising from or related to (i) this Commitment Letter or (ii) any document or agreement evidencing or relating to the Loan Facility.

         7. SUBMISSION TO JURISDICTION. Borrower hereby irrevocably submits to the jurisdiction of any state or federal court located in Chicago, Illinois, over any action or proceeding to enforce or defend any matter arising from or related to (i) this Commitment Letter or (ii) any document or agreement
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evidencing or relating to the Loan Facility.  Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Borrower agrees not to institute any legal action or proceeding against SBCC or any director, officer, employee, agent or property of SBCC, concerning any matter arising out of or relating to this Commitment Letter or any document or agreement evidencing or relating to the Loan Facility in any court other than one located in Cook County, Illinois.

         Nothing in this paragraph shall affect or impair SBCC's right to serve legal process in any manner permitted by law, or SBCC's right to bring any action or proceeding against Borrower, or the property of Borrower, in the courts of any other jurisdiction.

         8.      Entire Agreement.  This Commitment Letter sets forth the
entire agreement of the parties hereto as of the date hereof which respect to the subject matter hereof and supersedes all other prior written or oral understandings with respect thereto; provided, however, that all written and oral representations made by or on behalf of Borrower with respect to the subject matter hereof shall survive this Commitment Letter. No modification or waiver of any provision of this Commitment Letter shall be effective unless the same shall be in writing, signed by the parties hereto.
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         9.      Effective Date and Term of Commitment Letter.  This Commitment
Letter shall become effective on the date of receipt by SBCC of an accepted copy hereof executed by Borrower, such date not to be later than September 9, 1997, and if such accepted copy is timely receive, shall continue to the earlier of (i) the Closing Date or (ii) October 9, 1997, at which time the commitment contained herein will terminate.

                                           Sincerely,

                                           Sanwa Business Credit Corporation


                                           By:  /s/ Peter J. Levy
                                              -------------------------------
                                                Peter J. Levy, Vice President

Accepted:

SOLO SERVE CORPORATION


By:    /s/ Ross E. Bacon
   -------------------------------
Title: Chief Operating Officer and
       Chief Financial Officer
Date:  September 8, 1997

                                   EXHIBIT A

         "Capital Expenditures" shall mean all expenditures for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise; provided that capital expenditures shall exclude capitalized lease payments.

         "EBITDA" shall mean for any applicable fiscal period, the Borrower's Net Income (defined herein) during such period from continuing operations (but without deduction of income and franchise taxes), plus interest expenses and depreciation and amortization deducted in determining Net Income for such period.

         "Generally Accepted Accounting Principles" shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by Financial Accounting standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

         "Interest Coverage Ratio" shall mean for any fiscal period, the ratio of: (i) Borrower's EBITDA for that period, to (ii) Borrower's Interest Expenses for such period.

         "Interest Expenses" shall mean the aggregate amount of interest paid or accrued by Borrower including, without limitation, interest payable with respect to the obligations of Borrower to SBCC and the interest portion of capitalized lease payments, all as determined in accordance with Generally Accepted Accounting Principles.

         "Net Worth" shall mean as to any Borrower as of the date of any determination thereof total assets as valued at book value, less total liabilities of Borrower, other than Borrower's liability for the subordinated debt payable to Charles M. Siegel.

         "Prime Rate" shall mean the highest prime rate of interest quoted, from time to time, by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks; provided, however, that in the event The Wall Street Journal ceases quoting a prime rate of the type described, "Prime Rate" shall mean the highest per annum rate of interest quoted as the "Bank Prime Loan" rate for "This week" in Statistical Release H.15(519) published from time to time by the Board of Governors of the Federal Reserve System. The Prime Rate shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.